Exhibit 5.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 7, 2021
WESCO International, Inc.
225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to WESCO International, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration of an additional 2,150,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable by the Company pursuant to the WESCO International, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(i)the Company’s amended and restated certificate of incorporation, as currently in effect;
(ii)the Company’s amended and restated by-laws, as currently in effect;
(iii)certain resolutions adopted by the Board of Directors of the Company;
(iv)the 2021 Plan; and
(v)the Registration Statement.

We have also examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion set forth below.

In examining the foregoing documents, we have assumed that all signatures are genuine, all documents purporting to be originals are authentic, all documents for which signed copies were not available were in fact signed and duly authorized on behalf of the Company, as represented to us by the Company, all copies of documents conform to the originals (including those documents for which signed copies were not available), and the representations and statements included therein are accurate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on behalf of the Company and, upon issuance in accordance with the terms of the 2021 Plan, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware, as amended (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion letter is being furnished solely in connection with the offer, sale and issuance of the Shares and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz